November 19, 1997

Inter-Tel, Incorporated
120 N. 44th Street, Suite 200
Phoenix, Arizona 85034-1822

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 filed by Inter-Tel, Incorporated, an Arizona corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on October 31, 1997, and Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Commission on or about November 19, 1997 (collectively, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 3,530,500 shares of the Company's Common Stock, no par value (the "Shares"), which amount includes 3,000,000 Shares to be sold by the Company (the "Company Shares") and, 530,500 Shares to be sold by certain selling shareholders (including an option to purchase 460,500 Shares granted to the underwriters to cover over-allotments, if any (the "Selling Shareholder Shares")). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As general counsel to the Company, I have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

It is my opinion that the Company Shares, when issued and sold in the manner described in the Registration Statement and paid for by the underwriters in accordance with the Underwriting Agreement, will be legally and validly issued, fully paid and nonassessable. Further, it is my opinion that the Selling Shareholder Shares have been legally and validly issued and are fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment or amendments thereto.


/s/ John L. Gardner
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John L. Gardner
General Counsel